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                                                                     EXHIBIT 2.7

                                 April 16, 1996




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            Subject:  REDUCTION IN REPAYMENT TERMS OF INVESTOR NOTE

Dear ________________:

            As you know, UCAR made a loan to you relating to the shares of UCAR Common Stock you purchased, and the matched shares you received, on January 26, 1995 in connection with the Recapitalization. This loan is evidenced by your Investor Note. The Board of Directors recently changed the repayment provision of your loan so that only 20% of the net proceeds from the sale of option shares or previously purchased (or matched) shares must be used to pay down your loan obligation, RATHER THAN 100% of such proceeds as previously required by the terms of your loan. As you do your cashless transactions in the future, 20% of the net proceeds will be automatically deducted from the amount due to you up to the face amount of your Investor Note.

            You may, of course, choose to prepay your note at any time. You should contact me to coordinate the arrangements for a prepayment if you wish to do so.

            This letter will evidence your acceptance of such change and will be attached to your Investor Note. Please sign the enclosed copy of this letter and return it to me.

                                       Very truly yours,


                                       Peter B. Mancino
ACCEPTED:

_________________________
Signature -


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                                   April 28, 1997





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            Re:   UCAR EQUITY OWNERSHIP PROGRAM AND RELATED LOANS

Dear ______________:

            In connection with the recently completed Public Offering of shares of UCAR common stock by the Blackstone Group, various restrictions in the Equity Ownership have been changed as described below:

            Collateral for your Loan will no longer include any options granted under the management Stock Option Plan (Your 1995 Time and Performance Stock Options with a $7.60 option price, or the shares purchased on exercise of those options). This means that when you sell any of these shares, UCAR will no longer take any portion of the proceeds from the sale for Loan repayment.

            In addition, collateral for your Loan will now consist solely of a portion of shares of UCAR common stock (your Purchased and Matched Shares) that you acquired under the Equity Ownership Program.

            Currently, the Company holds ALL of these Purchased and Matched Shares as collateral for your Loan. From now on, only that number of these shares with an aggregate value (at $35.00 per share) equal to your Loan balance will be retained as collateral for your Loan. The balance of the shares will soon be transferred to you on an unrestricted basis. If, however, the market price of the UCAR common stock falls below $35.00 per share, you will be required to deliver to UCAR additional shares so that the value of the collateral is always at least equal to your Loan balance. The Loan must be repaid when you retire or your employment with UCAR otherwise terminates or when any of the shares held as collateral are sold.

            When you decide to sell the shares held as collateral (most likely at retirement) contact my office and we will make the necessary arrangements for the Loan repayment. One simple method would be for you to write a check made out to UCAR Global Enterprises Inc. to cover the outstanding Loan and for the Company to release the collateral shares to you along with your cancelled Investor Note.

            Your current Loan balance is $______________. The Company has _______ original pledged shares held as collateral and will release _________ unrestricted shares to you as soon as possible. _______ shares will then be retained as collateral by the Company. Please sign the letter to The Bank of New York (BNY) attached to this memo and return to me. I will see to it that these documents are forwarded to BNY for processing.

                                       Sincerely,



                                       Peter  B. Mancino

Attachment

P.S. In addition to the above mentioned stock transaction there will be the usual paperwork, e.g., a modified Loan Agreement and Pledge and Security Agreement. These will be sent to you in due time.